Exhibit 1.3

AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made effective as of May 31, 2019 (the “Effective Date”), by and among CIM Commercial Trust Corporation (the “Company”), a Maryland corporation and a real estate investment trust (a “REIT”) for federal income tax purposes, CIM Service Provider, LLC, a Delaware limited liability company (the “Manager”), International Assets Advisory, LLC, a Florida limited liability company (the “Current Dealer Manager”) and CCO Capital, LLC, a Delaware limited liability company (the “New Dealer Manager”; each of the Company, the Manager, the Current Dealer Manager and the New Dealer Manager, a “Party” and collectively the “Parties”).

R E C I T A L S

WHEREAS, the Company has been engaged in a public offering of securities in the form of units (the “Units”), each consisting of one share of Series A Preferred Stock, par value $0.001 per share, and one warrant to purchase 0.25 share of the Company’s common stock, par value $0.001 per share, pursuant to a Registration Statement on Form S-11 (the “Offering”);

WHEREAS, the Company, the Manager and the Current Dealer Manager previously entered into that certain Dealer Manager Agreement dated as of June 28, 2016, as amended (the “Dealer Manager Agreement”), pursuant to which the Current Dealer Manager serves as the exclusive dealer manager for the Offering;

WHEREAS, the Company has informed the Current Dealer Manager that it intends to transition dealer manager services to the New Dealer Manager, an affiliate of the Company;

WHEREAS, the Current Dealer Manager desires to assign to the New Dealer Manager, and the New Dealer Manager desires to accept and assume from the Current Dealer Manager, all of the Current Dealer Manager’s rights and obligations under the Dealer Manager Agreement;

WHEREAS, the Company, the Manager and the New Dealer Manager mutually approve certain amendments to the Dealer Manager Agreement to reflect the appointment of the New Dealer Manager as the exclusive dealer manager for the Offering; and

WHEREAS, pursuant to the terms of the agreements between the Current Dealer Manager and the securities dealers (“Soliciting Dealers”) invited to solicit subscriptions for the Units in connection with the Offering (the “Soliciting Dealer Agreements”), the Current Dealer Manager has the right to assign any or all of its rights and obligations under the Soliciting Dealer Agreements by written notice to the Soliciting Dealers.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby agreed and acknowledged, the Parties hereto agree as follows:

1.     ASSIGNMENT.  Effective as of the Effective Date, the Current Dealer Manager hereby conveys, assigns, transfers and sets over to the New Dealer Manager all of the Current Dealer Manager’s rights, obligations, interests and benefits under the Dealer Manager Agreement.  In addition, effective as of the Effective Date, the Current Dealer Manager hereby conveys, assigns, transfers and sets over to the New Dealer Manager all of its rights, obligations, interests and benefits under the Soliciting Dealer Agreements and agrees to provide written notice to the Soliciting Dealers of such assignment of the Soliciting Dealer Agreements.

2.     ASSUMPTION.  Effective as of the Effective Date, the New Dealer Manager hereby consents to being named as the exclusive dealer manager for the remainder of the Offering and hereby assumes and agrees to perform all of the Current Dealer Manager’s rights and obligations under the Dealer Manager Agreement and the Soliciting Dealer Agreements.

3.     CONSENT.  Each of the Company and the Manager hereby consents to the foregoing assignment and assumption of the Dealer Manager Agreement.

4.     DEALER MANAGER AGREEMENT REFERENCES.  Each of the Company, the Manager and the New Dealer Manager hereby acknowledges and agrees that, from and after the Effective Date, the term “Dealer Manager,” as used in the Dealer Manager Agreement, shall mean the New Dealer Manager.

5.     COOPERATION.  Pursuant to the terms of the Dealer Manager Agreement, the Current Dealer Manager agrees to cooperate fully with the Company, the New Dealer Manager and any other party that may be necessary to accomplish an orderly transfer to the New Dealer Manager of the operation and management of the services the Current Dealer Manager provided to the Company under the Dealer Manager Agreement.

6.     SPECIFIC AMENDMENTS TO DEALER MANAGER AGREEMENT.  The Dealer Manager Agreement is hereby amended, as follows:

a.  Section 1(g) is deleted in its entirety and replaced with the following:

(g) Actions or Proceedings. As of May 31, 2019, there are no actions, suits or proceedings against, or investigations of, the Company or its subsidiaries pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Units or the consummation of any of the transactions contemplated by this Agreement, (iii) that would reasonably be expected to materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement or the Units, (iv) that would reasonably be expected to result in a Company MAE, or (v) seeking to affect materially and adversely the U.S. federal income tax attributes of the Units, except as described in the Prospectus. The Company promptly will give notice to the Dealer Manager of the occurrence of any action, suit, proceeding or investigation of the type referred to in this Section 1(g) arising or occurring on or after May 31, 2019.

b.  Section 2(c) is deleted in its entirety and replaced with the following:

(c) Actions or Proceedings. As of May 31, 2019, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Manager, threatened against the Manager (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Units or the consummation of any of the transactions contemplated by this Agreement, (iii) that would reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the Units, (iv) that would reasonably be expected to result in a Company MAE, or (v) seeking to affect adversely the U.S. federal income tax attributes of the Units, except as described in the Prospectus.

c.   Section 3(a) is deleted in its entirety and replaced with the following:

(a) Organization Status. The Dealer Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

d.  The second sentence of Section 6(a) is hereby deleted in its entirety.

e.   Section 6(f) is deleted in its entirety and replaced with the following:

(f) Copies of Registration Statement. The Company will furnish the Dealer Manager with such copies of the Registration Statement and the Prospectus, and all amendments and supplements thereto, as the Dealer Manager may reasonably request for sale of the Units.

f.    Section 6(k) is hereby deleted in its entirety.

g.   Section 7(f) is hereby deleted in its entirety and replaced with the following:

(f) Suitability. The Dealer Manager will offer Units, and in its agreement with each Soliciting Dealer will require that the Soliciting Dealer offer Units, only to Persons in the states in which it is advised in writing by its counsel that the Units are qualified for sale or that such qualification is not required. In offering Units, the Dealer Manager will comply, and in its agreements with the Soliciting Dealers, the Dealer Manager will require that the Soliciting Dealers comply, with the provisions of all applicable laws, rules and regulations relating to suitability of investors, including without limitation the FINRA Conduct Rules. In making its suitability determination, the Soliciting Dealer will consider, based on the information provided by the purchaser:  such purchaser’s age, investment objectives, investment experience, income, net worth, financial situation and other investments held by such purchaser; whether such purchaser can reasonably benefit from an investment in the Units based on his overall investment objectives and portfolio structure and is able to bear the economic risk of the investment based on his overall financial situation; and whether such purchaser has an apparent understanding of the fundamental risks of an investment in the Units, the risk that he may lose his entire investment, the lack of liquidity of the Shares, the restrictions on transferability of the Units, the background and qualifications of the Company’s advisor, and the tax, including ERISA, consequences of an investment in the Units.  Notwithstanding the foregoing, the Dealer Manager shall not, and each Soliciting Dealer shall agree not to, execute any transaction with respect to the Units in a discretionary account without prior written approval of the transaction by the customer.

h.  Section 9(c)(iii) is hereby deleted in its entirety and replaced with the following:

(iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Dealer Manager will not be liable in any such case to the extent that any such loss, claim, expense, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Dealer Manager by the Company in the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto; or

i.      The notice information for the Dealer Manager in Section 12(b) is updated with the following:

CCO Capital, LLC
2398 East Camelback Road, 4th Floor
Phoenix, AZ  85016
Attention:  President

j.     Section 12(o) is hereby deleted in its entirety and replaced with the following:

(o) Dealer Manager Information. The parties will expressly acknowledge and agree as to the information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement.

7.     COUNTERPARTS.  This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

8.     GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles.

9.     SEVERABILITY.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.  FURTHER ASSURANCES.  Each Party shall execute and deliver such additional documents as may be reasonably requested by any other Party to consummate the transactions contemplated by this Agreement.

11.  PARTIES IN INTEREST.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement.

12.  HEADINGS.  The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment, Assignment and Assumption Agreement on the date first written above.

COMPANY

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ David Thompson
Name:	David Thompson
Title:	Chief Executive Officer

MANAGER

CIM SERVICE PROVIDER, LLC

By:	/s/ David Thompson
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

CURRENT DEALER MANAGER

INTERNATIONAL ASSETS ADVISORY, LLC

By:	/s/ David Weinberger
Name:	David Weinberger
Title:	President

NEW DEALER MANAGER

CCO CAPITAL, LLC

By:	/s/ Bill Miller
Name:	Bill Miller
Title:	President